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                                                                    Exhibit 99.2

                        MEADOWBROOK INSURANCE GROUP, INC.
                                  (NYSE - MIG)

CONTACT:  KAREN M. SPAUN            HOLLY MOLTANE
          CHIEF FINANCIAL OFFICER   DIRECTOR OF EXTERNAL FINANCIAL

REPORTING
          (248) 204-8178            (248) 204-8590

                        MEADOWBROOK INSURANCE GROUP, INC.
               TODAY ANNOUNCES REVISED 2006 GROSS WRITTEN PREMIUM
                                    GUIDANCE
                            AND AFFIRMS 2007 GUIDANCE

                              SOUTHFIELD, MICHIGAN
                                NOVEMBER 1, 2006

Meadowbrook Insurance Group, Inc. (NYSE: MIG) provided 2006 and 2007 earnings guidance within its October 31, 2006 third quarter earnings release. This guidance included an anticipated gross written premium target for the full year 2006 of between $340.0 million to $350.0 million. The revised outlook for 2006 is $330.0 million to $335.0 million for full year 2006 gross written premium. All other targets included in the announced guidance remain unchanged.

The revised full guidance is as follows: a full year 2006 earnings target of $0.68-$0.71 per share, a gross written premium target of $330.0 million to $335.0 million, a gross commissions and fees target of $90.0 million to $92.0 million, and a combined ratio between 97.0% and 98.0%. Based upon the results of the first nine months of 2006, we believe we are on target with the high end of our revised guidance. The full year 2007 anticipated earnings are expected to grow to $0.80-$0.85 per share. This outlook includes the following targets: gross written premium of $375.0 million to $385.0 million, gross commissions and fees of $92.0 million to $94.0 million, and a combined ratio between 97.5% and 98.5%.

ABOUT MEADOWBROOK INSURANCE GROUP

A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, brokers, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                                                         PR 1506